Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

ELECTRA BATTERY MATERIALS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common shares, without par value	457(h)	234,722(2)	$4.63(3)	$1,086,762.86	$0.0000927	$100.75
Equity	Common shares, without par value	457(c); 457(h)	88,180(4)	$4.69(5)	$413,564.20	$0.0000927	$38.34
Equity	Common shares, without par value	457(c); 457(h)	238,172(6)	$4.69(5)	$1,117,026.68	$0.0000927	$103.55
Total Offering Amounts					$2,617,353.74		$242.64
Total Fee Offsets							—
Net Fee Due							$242.64

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional common shares that become issuable under the 2021 Long-Term Incentive Plan (the “2021 Plan”) by reason of certain corporate transactions or events, including any share dividend, share split, recapitalization or certain other similar transactions effected without the Registrant’s receipt of consideration that result in an increase in the number of outstanding common shares.

(2)	Represents 234,722 common shares issuable pursuant to options granted under the 2021 Plan that have not yet been exercised.

(3)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $4.63 per share, which is the weighted average exercise price of option awards outstanding under the 2021 Plan as of the date of this Registration Statement.

(4)	Represents 88,180 common shares issuable pursuant to share units granted under the 2021 Plan.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act on the basis of the average of the high and low sale prices of the common shares on the Nasdaq Capital Market on April 27, 2022.

(6)	Represents 238,172 common shares available for future issuance under the 2021 Plan.